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Filed pursuant to Rule 424(b) (3)
Registration No. 333-67860

PROSPECTUS SUPPLEMENT DATED OCTOBER 17, 2001
(To Prospectus dated September 10, 2001)

$730,000,000
CHIRON CORPORATION
LIQUID YIELD OPTION™ NOTES due 2031
(Zero Coupon—Senior)
and Shares of Common Stock Issuable upon Conversion
of the Liquid Yield Option™ Notes

This document supplements the prospectus dated September 10, 2001, relating to the resale by the holders of Liquid Yield Option ™ Notes (Zero Coupon—Senior) (the "LYONs") due June 12, 2031 and the shares of our common stock into which the LYONs are convertible.

This prospectus supplement is incorporated by reference into, and should be read in conjunction with, the prospectus dated September 10, 2001. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

The following sets forth information as of the date of this prospectus supplement about the principal amount at maturity of the LYONs and the underlying common stock beneficially owned by each selling security holder that may be offered using the prospectus. All information concerning beneficial ownership has been provided by the selling security holders. The selling security holders identified in the prospectus and any amendments and supplements to it may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

The table of selling security holders contained on pages 45-46 of the prospectus is hereby amended to add the entities who are named below as selling security holders.

ADDITIONAL SELLING SECURITY HOLDERS

Name	Principal Amount of LYONs Beneficially Owned and Offered	Shares of Common Stock Beneficially Owned	Common Stock Offered(1)	LYONs Owned After Completion of Offering(2)	Common Stock Owned After Completion of Offering(2)	Material Relationship(3)

Continental Assurance Company on behalf of its separate account	$7,500,000	53,710	53,710	0	0	None.

Continental Casualty Company	$47,000,000	336,581	336,581	0	0	None.

Lehman Brothers, Inc.	$500,000	3,581	3,581	0	0	None.

SELLING SECURITY HOLDERS

In addition, the table of selling security holders set forth below updates or corrects the table of selling security holders contained on pages 45-46 of the prospectus.

Name	Principal Amount of LYONs Beneficially Owned and Offered	Shares of Common Stock Beneficially Owned	Common Stock Offered(1)	LYONs Owned After Completion of Offering(2)	Common Stock Owned After Completion of Offering(2)	Material Relationship(3)

Goldman Sachs and Company	$11,500,000	82,355	82,355	0	0	None.

Merrill Lynch Pierce Fenner & Smith Inc.	$14,900,000	106,703	106,703	0	0	See below.

RAM Trading LTD	$10,000,000	71,613	71,613	0	0	None.

Merrill Lynch Pierce Fenner & Smith Inc. has acted and from time to time acts in a financial investment advisory capacity to us.

(1)
Represents shares of common stock issuable upon conversion of LYONS.

(2)
Assumes that all of the LYONs and/or all of the common stock into which LYONS are convertible are sold.

(3)
This includes any position, office or other material relationship into which the selling security holder has had within the past three years with Chiron or any of its predecessors or affiliates.

See "Risk Factors" section beginning on page 10 of the prospectus to read about factors you should consider before purchasing the LYONS or our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is October 17, 2001.

™ Trademark of Merrill Lynch & Co., Inc.

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ADDITIONAL SELLING SECURITY HOLDERS
SELLING SECURITY HOLDERS